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                    February 3, 2022

       Pascal Desroches
       Chief Financial Officer
       AT&T Inc.
       208 S. Akard St.
       Dallas, TX 75202

                                                        Re: AT&T Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            File No. 001-08610

       Dear Mr. Desroches:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology